SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant☑
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Access National Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☑ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount previously paid:

      (2) Form, schedule or registration statement no.:

      (3) Filing party:

      (4) Date filed:

Access National Corporation
14006 Lee Jackson Memorial Highway
Chantilly, Virginia 20151

Dear Fellow Shareholders:

     You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Access National Corporation. The meeting will be held on Thursday, May 22, 2003, at 4:00 p.m. at the Washington Dulles Hilton, 13869 Park Center Road, Herndon, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.

     Please complete, sign, date, and return the REVOCABLE PROXY in the enclosed postage-paid envelope or by facsimile to 703-871-2139 as soon as possible, regardless of whether or not you plan to attend the Annual Meeting. It is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy at any time before it is voted at the meeting if you so desire.

     We appreciate your continuing loyalty and support of Access National Corporation and its subsidiaries, Access National Bank, Access National Mortgage Corporation and Access National Leasing Corporation.

Sincerely,

/s/ Michael W. Clarke Michael W. Clarke President and Chief Executive Officer

Chantilly, Virginia
May 2, 2003

ACCESS NATIONAL CORPORATION
14006 Lee Jackson Memorial Highway
Chantilly, Virginia 20151

NOTICE OF 2003 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 22, 2003

     The 2003 Annual Meeting of Shareholders of Access National Corporation (the “Corporation”) will be held at the Washington Dulles Hilton, 13869 Park Center Road, Herndon, Virginia on Thursday, May 22, 2003, at 4:00 p.m. for the following purposes:

1.	To elect two (2) Class I directors to the Board of Directors of the Corporation to serve until the 2006 Annual Meeting of Shareholders, as described in the Proxy Statement accompanying this notice;

2.	To approve an amendment of and increase in the number of shares authorized under the 1999 Stock Option Plan; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on April 1, 2003, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Robert Shoemaker Executive Vice President and Secretary

May 2, 2003

IMPORTANT NOTICE

     Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. You may also fax it to 703-871-2139. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked.

ACCESS NATIONAL CORPORATION
14006 Lee Jackson Memorial Highway
Chantilly, Virginia 20151

PROXY STATEMENT
2003 ANNUAL MEETING OF SHAREHOLDERS
MAY 22, 2003

GENERAL

     The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2003 Annual Meeting of the Shareholders (the Annual Meeting) of Access National Corporation to be held on Thursday, May 22, 2003, at 4:00 p.m. at the Washington Dulles Hilton, 13869 Park Center Road, Herndon, Virginia. The approximate mailing date of this Proxy Statement and accompanying proxy is May 2, 2003.

     This is the first Proxy Statement delivered on behalf of Access National Corporation following the completion on June 15, 2002 of the reorganization by which Access National Bank became a wholly-owned subsidiary of Access National Corporation (the reorganization). All current references made herein to the Corporation refer to Access National Corporation. All references made to the Corporation with respect to time periods prior to June 15, 2002 refer to Access National Bank (the Bank) prior to the reorganization.

Revocation and Voting of Proxies

     Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with the Corporation or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify with respect to a proposal, the proxy will be voted FOR the director nominees named in proposal 1, FOR proposal 2, as set forth in the accompanying notice, and all other matters will be voted at the discretion of the named individuals to whom the proxy has been granted.

Voting Rights of Shareholders

     Only those shareholders of record at the close of business on April 1, 2003, are entitled to notice of and to vote at the Annual Meeting, or any adjournment thereof. The number of shares of common stock of the Corporation outstanding and entitled to vote at the Annual Meeting is 1,170,000. The Corporation has no other class of stock outstanding. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of the Corporation’s common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting.

     With regard to the election of directors, votes may be cast in favor or withheld. If a quorum is present, the nominees receiving a plurality of the votes cast at the Annual Meeting will be elected directors; therefore, votes withheld will have no effect. Approval of any other matter requires an affirmative vote of a majority of the shares cast on the matter. Thus, although abstentions and broker non-votes (shares held by customers which may not be voted on certain matters because the broker has not received specific instructions from the customers) are counted for purposes of determining the presence or absence of a quorum for the transaction of business, they are generally not counted for purposes of determining whether such matter has been approved, and therefore have no effect.

Solicitation of Proxies

     The cost of solicitation of proxies will be borne by the Corporation. Solicitations will be made only by the use of the mail, except that officers and regular employees of the Corporation and its subsidiaries may make solicitations of proxies by telephone or mail, acting without compensation other than their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Corporation will reimburse them for their charges and expenses in this connection if so requested.

Security Ownership of Certain Beneficial Owners and Management

     The following table shows as of April 1, 2003, the beneficial ownership of the Corporation’s common stock of each director, director nominee, certain executive officers and of all directors, director nominees, and executive officers of the Corporation as a group. To the Corporation’s knowledge, all beneficial owners of more than 5% of the Corporation’s outstanding common stock are listed below.

			Number of Shares	Number of Shares
	Common Stock		under Exercisable	under Exercisable	Percent of
Name	Beneficially Owned		Options	Warrants (5)	Class

J. Randolph Babbitt	18,150		3,488	3,270	2.12%
Oakton, Virginia
Michael W. Clarke	36,815		32,853	7,552	6.38%
Vienna, Virginia
John W. (Skip) Edgemond	41,301	(2)	4,266	12,981	4.93%
Reston, Virginia
James L. (Ted) Jadlos	27,700	(3)	0	2,600	2.58%
Denver, Colorado
Thomas M. Kody	30,600		3,685	7,470	3.54%
Great Falls, Virginia
Jacques Rebibo	50,473	(1)	4,266	39,851	7.79%
McLean, Virginia
Michael Rebibo	76,632	(1)(4)	0	54,608	10.72%
Oakton, Virginia
Robert C. Shoemaker	23,356		24,858	6,020	4.52%
Fairfax, Virginia
Charles Wimer	7,179		8,719	1,189	1.45%
Virginia Beach, Virginia
All Directors & Executive	312,206		82,135	135,541	38.18%
Officers as a group (9 persons)

(1)	Includes shares acquired pursuant to the merger agreement between the Bank and Mortgage Investment Corporation (“MIC”), now known as Access National Mortgage Corporation.

(2)	Includes 1,850 shares held by Greenworks Landscaping, Inc., of which Mr. Edgemond is President/Owner.

(3)	Includes 25,000 shares held by Phoenix Asset Management, Inc., of which Mr. Jadlos is a principal shareholder.

(4)	Includes 15,442 shares held by Kathy Rebibo, Mr. M. Rebibo’s mother, over which he has sole investment power.

(5)	Includes warrants which were issued to (i) the organizing shareholders of the Bank for their early investment commitment and funding of the Bank’s organizational phase (these warrants vested immediately), (ii) the former shareholders of MIC as part of the merger agreement (these warrants vest annually pursuant to earn-out provisions based on the mortgage company’s annual financial performance through the fiscal year 2004), and (iii) in connection with the 2002 Rights Offering (these warrants vested immediately).

PROPOSAL ONE
ELECTION OF DIRECTORS

     The Board is divided into three classes (I, II, and III) of directors. The term of office for Class I directors will expire at the Annual Meeting. The two persons named below, each of whom currently serves as a director of the Corporation, will be nominated to serve as Class I directors. If elected, the Class I nominees will serve until the 2006 Annual Meeting of Shareholders. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. The Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Board.

     Certain information concerning the nominees for election at the Annual Meeting as Class I directors is set forth below, as well as certain information about the Class II and III directors, who will continue in office until the 2004 and 2005 Annual Meetings of Shareholders, respectively.

		Principal
	Served	Occupation During
Name (Age)	Since (1)	Past Five Years

Class I Nominees	(To Serve Until the 2006 Annual Meeting)
Michael W. Clarke (41)	1999	President, Chief Executive Officer, and Director of Corporation since April 18, 2002; President, Chief Executive Officer, and Director of Access National Bank since inception in 1999. Prior to joining Access National Bank , Chief Credit Officer of Patriot National Bank/United Bank, Vienna, Virginia.
James L. Jadlos (37)	2000	Director of Corporation since April 18, 2002; Director, Access National Bank since May 23, 2000; President , Griffin Capital Partners, Inc., Denver, Colorado since 2002. Previously a Principal with Phoenix Capital, Inc.
Class II Directors	(Serving Until the 2004 Annual Meeting)
Robert C. Shoemaker (42)	1999	Executive Vice President, Corporate Secretary and Director of Corporation since April 18, 2002; Director, Access National Bank since inception in 1999. Prior to joining Access National Bank, Senior Vice President of Construction and Real Estate Lending for Patriot National Bank/United Bank, Vienna, Virginia.
Thomas M. Kody (41)	1999	Director of Corporation since April 18, 2002; Director, Access National Bank since inception in 1999; Owner of multiple automobile dealerships in Maryland and Richmond, Virginia.

Class III Directors	(Serving Until the 2005 Annual Meeting)
Jacques Rebibo (63)	1999	Chairman of the Board of Directors and Director of Corporation since April 18, 2002; Chairman of the Board of Directors, Access National Bank since February 22, 2000, Director since inception in 1999; Currently serves as a consultant to several private and public concerns. Over the last 30-years, he has held executive level positions with numerous private and publicly owned technology and financial related companies.
John W. Edgemond, IV (41)	1999	Director of Corporation since April 18, 2002; Director, Access National Bank since 1999; Owner and President of Greenworks Landscaping, Chantilly, Virginia since 1984.
J. Randolph Babbitt (56)	1999	Director of Corporation since April 18, 2002; Director, Access National Bank since 1999; President and Chief Executive Officer of Eclat Consulting, Inc. since February 2001; previously, served as President, Air Line Pilots Association International.

(1)	Refers to the year in which the director was first elected to the Board of Directors of the Corporation. Includes term as a director of Access National Bank before the Corporation became the holding company for the Bank.

     Jacques Rebibo, Director and Chairman of the Board of the Bank and Corporation, is the father of Michael Rebibo, President of Access National Mortgage Corporation. The Board of Directors is not aware of any involvement in legal proceedings that are material to an evaluation of the ability or integrity of any director, executive officer, or person nominated to become a director. Unless authority for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the nominees recommended by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTORS NOMINATED TO SERVE AS CLASS I DIRECTORS.

Board Committees and Attendance

     During 2002, there were 13 meetings of the Board of Directors of the Corporation. Each director attended at least 75% of all meetings of the Board and Board committees on which he served. The Board of Directors of the Corporation has standing Audit and Loan Committees. The Board of Directors as a whole acts as the nominating committee for nominees to be voted on for election as directors.

     In its capacity as the nominating committee, the Board of Directors will accept for consideration shareholders’ nominations for directors if made in writing. In accordance with the Corporation’s bylaws, such a shareholder nomination must include the nominee’s written consent to the nomination, sufficient background information with respect to the nominee, sufficient identification of the nominating shareholder and a representation by shareholder of his or her intention to appear at the Annual Meeting (in person or by proxy) to nominate the individual specified in the notice. Nominations must be received by the Corporation’s Secretary at the Corporation’s principal office in Chantilly, Virginia, no later than April 2, 2004 in order to be considered for the next annual election of directors.

     The Corporation does not have a separately standing Committee for compensation matters. Compensation for the Employee Directors is set by the outside Directors. Awards pursuant to the stock option plan or other equity based forms of compensation are administered by Management with oversight from the entire Board of Directors.

     Members of the Corporation’s Audit Committee are Messrs. J. Rebibo, Jadlos, Kody, Edgemond and Babbitt. The Audit Committee reviews and approves various audit functions including the year-end audit performed by the Corporation’s independent public accountants. The Audit Committee met 7 times during 2002. See Report of the Audit Committee on page 9.

Directors’ Compensation

     The non-employee members of the Board of Directors of the Corporation have not been paid any cash compensation, retainers or other fees since inception of the Corporation or Bank. Directors have received stock options under a plan designed to encourage attendance and participation at meetings, regulatory compliance, budget performance, maintenance of financial controls and referral of business to the Corporation. Under the director compensation program, each outside Director earned 2,500 stock options in connection with service during the fiscal year ended December 31, 2002. The option awards are contingent upon shareholder approval of the amendment of and increase in shares authorized under the 1999 Stock Option Plan outlined in Proposal 2 of this Proxy Statement.

Non-Director Executive Officers

Principal Occupation
Name (Age)	Current Position	During Past Five Years

Charles Wimer (58)	Executive Vice President and Chief Financial Officer, Access National Corporation and Access National Bank	Executive Vice President and Chief Financial Officer, Access National Bank since January 2000; Executive Vice President and Chief Financial Officer, Monarch Bank, 1999-2000; Executive Vice President and Chief Financial Officer, Potomac Bank, 1998-1999.

Michael J. Rebibo (37)	Senior Vice President, Access National Bank; President, Access National Mortgage Corporation	Senior Vice President of Access National Bank and President of Access National Mortgage since 1999; President of Mortgage Investment Corporation, 1997-1999.

Executive Compensation

     Summary of Cash and Certain Other Compensations. The following table shows the cash and non-cash compensation paid to the Executive Officers of the Corporation.

SUMMARY COMPENSATION TABLE

					Long-Term
		Annual Compensation			Compensation

					Securities	All
Name and				Other Annual	Underlying Options	Other
Principal Position	Year	Salary(1)	Bonus	Compensation(2)	(#) (3)	Compensation(4)

Michael W. Clarke
President and Chief	2002	$132,000	$53,500	—	—	$2,687
Executive Officer	2001	$120,000	$49,175	—	—	$1,313
	2000	$100,000	—	—	16,490	—
Robert C. Shoemaker
Executive Vice	2002	$102,125	$29,648	—	—	$2,687
President and	2001	$95,000	$29,259	—	—	$1,313
Corporate Secretary	2000	$85,000	—	—	10,980	—
Charles Wimer
Executive Vice	2002	$102,125	$25,080	—	—	$1,232
President and Chief	2001	$95,000	$24,710	—	—	$594
Financial Officer	2000	$85,000	—	—	—	—
Michael J. Rebibo
Senior Vice	2002	$103,041	$342,934	—	1,000	$1,971
President, Access	2001	$96,300	$186,390	—	2,860	$2,029
National Bank;	2000	$90,000	$61,130	—	—	—
President of Access
National Mortgage
Corporation

(1)	The salaries include salaries earned in 2002, 2001 and 2000 by each of the executive officers as executive officers of Access National Bank or Access National Mortgage Corporation. Access National Corporation has not paid any compensation to the executive officers to date.

(2)	The amount of compensation in the form of perquisites or other personal benefits properly categorized in this column according to the disclosure rules adopted by the Securities and Exchange Commission did not exceed the lesser of either $50,000, or 10% of the total annual salary and bonus reported for the named executive officers, in any of the three years reported.

(3)	The stock option awards granted in 2000 were for options to purchase shares of Access National Bank. In connection with the reorganization, these stock options were converted into options to purchase an equal number of shares of Corporation common stock.

(4)	All figures reflect the company’s 401(k) profit sharing match to participating employees.

     Stock Options and SAR. The following table shows all grants of options to Messrs. Clarke, Shoemaker, Wimer and M. Rebibo in 2002:

Option/SAR Grants in Last Fiscal Year

Individual Grants

Number of		% of Total Options
Securities		Granted to	Exercise or
Underlying Options		Employees in Fiscal	Base Price	Expiration
Name	Granted (#) (1)	Year	($/Sh)	Date

Michael W. Clarke	—	—	—	—
Robert C. Shoemaker	—	—	—	—
Charles Wimer	—	—	—	—
Michael J. Rebibo	1,000	8.84%	$20.66	12/19/09

(1)	Options are first exercisable on the third anniversary of the award date.

     Option/SAR Exercises and Holdings. The following table shows stock options exercised by Messrs. Clarke, Shoemaker, Wimer and M. Rebibo in 2002.

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Options/SAR Values

Number of Securities
Underlying
Unexercised Options
			at	Value of Unexercised
			December 31, 2002 (#)	In-the-Money Options
Shares Acquired on		Value	Exercisable/Unexercis	at December 31, 2002 ($) (1)
Name	Exercise (#)	Realized ($)	able	Exercisable/Unexercisable

Michael W. Clarke Robert C. Shoemaker Charles Wimer Michael J. Rebibo	-0- -0- -0- -0-	N/A N/A N/A N/A	32,853 / 11,508 24,858 / 7,669 8,719 / -0- -0- / 3,860	$350,213/122,675 $264,986/81,752 $92,945 / -0- -0- / $10,725

(1)	Based upon an assumed common stock value of $20.66 per share as of December 31, 2002. While there is no public market, this value represents the weighted average price of trading known to the Corporation during the fourth quarter of 2002.

Employment Agreements

     The Corporation does not have any Employment Agreements with its executives. All Executives are presently serving under Employment Agreements with the Bank or its subsidiaries as outlined below.

     Effective October 5, 1999, Access National Bank and Mr. Clarke entered into an employment agreement under which Mr. Clarke serves as President of Access National Bank for a current annual base salary of $175,000, subject to fixed and discretionary annual increases. In addition, the agreement provides for an annual performance bonus, stock option awards, and other benefits including term life insurance and health and disability insurance coverage.

     The agreement is for a term of five years, with an automatic two year renewal. Mr. Clarke serves at the pleasure of Access National Bank’s Board of Directors. If, during the term of the agreement, Mr. Clarke’s employment is terminated without cause or Mr. Clarke terminates his employment for good reason (as defined in the agreement), Mr. Clarke will be entitled to continue receiving his base salary, bonus and medical, life and liability insurance until the earlier of the expiration date of the employment agreement or three years from the termination date. If Mr. Clarke’s employment is terminated as a result of a change in control (as defined in the agreement, but not including the reorganization), he is entitled to a lump-sum severance payment equal to his remaining salary payments (based on his salary on the termination date) through the earlier of the expiration date of the employment agreement or three years from the termination date. The agreement also contains non-competition covenant for a period of one year following termination of his employment.

     Effective October 5, 1999, Access National Bank and Mr. Shoemaker entered into an employment agreement under which Mr. Shoemaker serves as Executive Vice President of Access National Bank. The terms of Mr. Shoemaker’s agreement are similar to Mr. Clarke’s agreement, except that Mr. Shoemaker’s current annual salary is $112,337.50.

     Effective December 15, 1999, Access National Bank and Mr. Wimer entered into an employment agreement under which Mr. Wimer serves as Executive Vice President and Chief Financial Officer of Access National Bank. The terms of Mr. Wimer’s agreement are similar to Mr. Clarke’s agreement, except that Mr. Wimer’s current annual salary is $109,784. In addition, if, during the term of the agreement, Mr. Wimer’s employment is terminated without cause or Mr. Wimer terminates his employment for good reason (as defined in the agreement), Mr. Wimer will be entitled to continue receiving his base salary, medical, life and liability insurance until the earlier of the expiration date of the employment agreement or one year from the termination date.

     Effective June 15, 1999, Mortgage Investment Corporation (now Access National Mortgage Corporation) and Mr. M. Rebibo entered into an employment agreement under which Mr. Rebibo serves as President of Mortgage Investment Corporation and Senior Vice President of Access National Bank. The terms of Mr. Rebibo’s agreement are similar to Mr. Clarke’s agreement, except that the term is for three years and Mr. Rebibo’s annual salary is $110,254. During 2002, the agreement automatically renewed for an additional two year term. Mr. Rebibo’s agreement also provides for commissions based on the loans originated by Mr. Rebibo for Access National Bank. If, during the term of the agreement, Mr. Rebibo’s employment is terminated without cause or Mr. Rebibo terminates his employment for good reason (as defined in the agreement), Mr. Rebibo will be entitled to continue receiving his base salary, medical, life and liability insurance until the expiration date of the employment agreement. Mr. Rebibo’s agreement also contains a non-competition covenant following termination of his employment.

Certain Relationships and Related Transactions

     The Corporation’s subsidiaries, Access National Bank and Access National Mortgage, have had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Corporation for loans totaling $1,460,011 and $1,645,437 at December 31, 2002 and 2001, respectively. During 2002, total principal additions were $950,000 and total principal payments were $1,135,426. The aggregate amount of deposits at December 31, 2002 and 2001 from directors and officers was $1,163,907 and $2,375,176, respectively. In the opinion of management, these transactions do not involve more than the normal risk of collection or present other unfavorable features.

Report of the Audit Committee

     The Audit Committee of the Board of Directors of the Corporation (the “Board”), which consists of the outside directors who meet the independence requirements of Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards, has furnished the following report:

     The Audit Committee assists the Board in overseeing and monitoring the integrity of the Corporation’s financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval.

     The Audit Committee is responsible for overseeing the Corporation’s overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2002, the Audit Committee:

•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2002 with management and Yount, Hyde & Barbour, P.C., the Corporation’s independent accountants;

•	Discussed with management, Yount, Hyde & Barbour, P.C. and the Corporation’s internal auditors the adequacy of the system of internal controls;

•	Discussed with Yount, Hyde & Barbour, P.C. the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit; and

•	Received written disclosures and the letter from Yount, Hyde & Barbour, P.C. regarding its independence as required by Independence Standards Board Standard No. 1. The Audit Committee discussed with Yount, Hyde & Barbour, P.C. its independence.

     The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee deemed appropriate.

     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Corporation’s financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of the Corporation’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.

     Based on the Audit Committee’s review of the audited financial statements and discussions with management and Yount, Hyde & Barbour, P.C., the Audit Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Audit Committee

J. Randolph Babbitt, Chairman
Jacques Rebibo
James L. Jadlos
Thomas M. Kody
John W. Edgemond, IV

Principal Accounting Fees

     Yount, Hyde & Barbour, P.C. billed the following fees for services provided to the Corporation and its subsidiaries during fiscal year 2002:

Audit Fees	$36,800
Financial Information System Design and Implementation Fees	$-0-
All Other Fees (1)	$34,865

(1)	“All Other Fees” consisted primarily of services rendered in connection with the April 2002 Rights Offering, preparation of filings with the Securities and Exchange Commission and preparation of Federal and State Tax Returns.

     The Audit Committee considers the provision of all of the above services to be compatible with the maintenance of the independence of Yount, Hyde & Barbour, P.C.

PROPOSAL TWO
APPROVAL OF AMENDMENT OF AND INCREASE IN SHARES AUTHORIZED
UNDER THE 1999 STOCK OPTION PLAN

General

     The Board of Directors proposes that the shareholders approve an increase in shares authorized under the Access National Corporation 1999 Stock Option Plan and amendment of the plan, as described below. Effective November 11, 1999, Access National Bank (the Bank), which is the Corporation’s wholly owned subsidiary, established the Access National Bank 1999 Stock Option Plan as an incentive compensation plan for its directors and employees. The Access National Bank 1999 Stock Option Plan was approved by the Bank’s shareholders. The Corporation has assumed the Plan and has amended and restated the Plan, which is now known as the “Access National Corporation 1999 Stock Option Plan” (the Option Plan).

     The Option Plan as originally adopted authorized the issuance of up to 15,003 shares of Bank common stock. In connection with the reorganization, the Corporation assumed the Option Plan and provided that options under the Option Plan would be considered options to acquire Corporation common stock. Due to a 10 for 1 stock split and adjustment to protect participant interest from the 16.25% dilution that arise from the April 2002 Rights Offering, the number of shares of Corporation common stock authorized the issuance under the Option Plan is now 174,410.

     The Option Plan as originally adopted provided that in any one calendar year options issued to any one person could not be for more than 1,000 shares of common stock. Due to a 10 for 1 stock split, that limit is now 10,000.

     The Option Plan has been amended and restated by the Corporation effective December 31, 2002. The restated Option Plan provides for an increase in the number of shares authorized for issuance under the Option Plan from 174,410 to 325,000 and for an increase in the number of shares for which options can be granted to any one person in any one calendar year from 10,000 to 20,000. These increases are made subject to approval by the affirmative vote of a majority of the Corporation’s common stock in accordance with applicable laws. Awards in excess of the 174,410 previously authorized number of shares may be granted prior to shareholder approval of the increase, but each such award shall be subject to such approval and will be rescinded if shareholder approval is not obtained within one year of December 31, 2002.

     No awards in excess of those originally authorized under the Option Plan have been granted to date.

     The following description of the Option Plan is qualified in its entirety by reference to the Option Plan, a copy of which may be obtained by request delivered to the Secretary of the Corporation at the address set forth on the Notice of Meeting and Proxy Statement. A copy of the Option Plan is also available for inspection at the Bank’s office at 14006 Lee-Jackson Memorial Highway, Chantilly, Virginia 20151 from April 24, 2003 to May 22, 2003, Monday through Friday, from 9:00 a.m. until 5:00 p.m. each day.

Purpose

     The primary purpose of the Option Plan is to promote the success of the Corporation and any subsidiaries by providing incentives to directors and employees of the Corporation and any subsidiaries that will promote the identification of their personal interests with the long-term financial success of the Corporation and with growth in shareholder value. The Option Plan is designed to provide flexibility to the Corporation in its ability to motivate, attract, and retain the services of employees and directors upon whose effort the successful conduct of its operation is largely dependent.

     The number of employees and directors anticipated currently to be eligible to receive awards under the Option Plan is 246.

Administration

     The Option Plan is administered by a stock option committee (the Committee). Unless otherwise provided by the Board, the Committee for purposes of awards to employees consists of all of the non-employee directors of the Corporation (as defined in Rule 16b-3 under the Securities Exchange Act (the Exchange Act)). Unless otherwise provided by the Board, the Committee for purposes of awards to non-employee directors consists of the entire Board. The Committee will have the power, among others, to determine the employees to whom awards shall be made.

     Each award under the Option Plan will be made pursuant to a written agreement between the Corporation and the recipient of the award (the Agreement). In administering the Option Plan, the Committee generally will have the authority to determine the terms and conditions upon which awards may be made and exercised, to determine terms and provisions of each Agreement, to construe and interpret the Option Plan and the Agreements, to establish, amend or waive rules or regulations for the Option Plan’s administration, to accelerate the exercisability of any award, the end of any performance period or termination of any period of restriction, and to make all other determinations and take all other actions necessary or advisable for the administration of the Option Plan.

     The members of the Committee will be indemnified by the Corporation against the reasonable expenses incurred by them, including attorney’s fees, in the defense of any action, suit or proceeding, or any appeal therein to which they may be a party by reason of any action taken or failure to act under the Option Plan.

     Subject to the terms, conditions and limitations of the Option Plan, the Committee may modify, extend or renew outstanding awards, or, if authorized by the Board, accept the surrender of outstanding awards and authorize new awards in substitution therefore, including awards with lower exercise prices or longer terms than the surrendered awards. The Committee may also modify any outstanding Agreement, provided that no modification may adversely affect the rights or obligations of the recipient without the consent of the recipient.

     The Board may terminate, amend or modify the Option Plan from time to time in any respect, unless the particular amendment or modification would adversely affect any optionee in which case the consent of the optionee would be required. Any such amendment may be effected without shareholder approval except to the extent that such approval is required by the Internal Revenue Code of 1986, as amended (the Code), pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Corporation common stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto, or under any other applicable laws, rules or regulations. Currently, the regulations under the Code governing incentive stock options under the Code taken together require shareholder approval of any amendments which would (i) materially increase the benefits accruing to participants, (ii) materially increase the number of securities which may be issued or (iii) materially modify the requirements as to eligibility for participation.

     The Option Plan will expire on December 31, 2009, unless sooner terminated by the Board.

Awards — In General

     The Option Plan authorizes the grant of incentive stock options within the meaning of Section 422 of the Code (ISOs) and non-qualified stock options (NQSOs) (collectively, Options). Subject to the terms, conditions and limitations of the Option Plan, the Option terms applicable to such Options will be determined by the Committee, but no Option will be exercisable in any event after seven years from its grant (or five years in the case of awards of ISOs to optionees who are more than 10% shareholders of the Corporation).

     Awards granted to employees may be either ISOs or NQSOs. Awards granted to non-employee directors must be NQSOs.

     All Options granted as ISOs will comply with the applicable provisions of the Code and all other applicable rules and regulations governing ISOs. All other Option terms will be determined by the Committee in its sole discretion, provided that many of the aspects of awards to initial directors are automatically fixed by the terms of the Option Plan.

     Awards granted under the Option Plan may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution or in certain situations with the agreement of the Committee. Awards may be exercised during the recipient’s lifetime only by the recipient or any permitted transferee or, in the case of disability, by the recipient’s legal representative.

     All Options are subject to exercise or forfeiture if the Corporation’s capital falls below its minimum requirements, as determined by its state or federal primary regulator, and the Corporation’s primary federal regulator so directs the Corporation to require such exercise or forfeiture.

     A summary of vested options issued to directors and executive officers is detailed above in this Proxy Statement under the heading “Security Ownership of Certain Beneficial Owners and Management.” Awards to these holders are generally made on the same terms and conditions as other awards under the Plan.

Discretionary Awards

     Employees and directors of the Corporation and any subsidiaries (including any employee director) who are selected by the Committee are eligible for awards under the Option Plan. Such employees include any employee of the Corporation and any subsidiaries, regardless of title or position. The approximate number of employees and directors to whom awards could be made is 246. An employee or director may not be granted Options covering more than 10,000 shares in any calendar year It is proposed that this annual limit be increased to 20,000.

     The exercise price of an award to an employee or director may not be less than 100% (or 110% in the case of awards of ISOs to optionees who are more than 10% shareholders of the Corporation) of the fair market value of the shares on the award date.

     Unless the Committee determines otherwise, one-third of an award to an employee or director will become vested and exercisable on each of the first three anniversaries of the award date, and each such award will be forfeited if the employee or director to whom awarded ceases to be associated with the Corporation. Unless otherwise provided by the Committee, any such award will become vested and exercisable in the event of a Change in Control of the Corporation (as discussed below).

Shares Subject to the Option Plan

     174,410 shares of common stock (as adjusted from the Option Plan’s original 15,003 limit for a 10 for 1 stock split and 16.25% adjustment for dilutive effects of the 2002 Rights Offering) currently may be issued to directors and employees under the Option Plan. It is proposed that this number be increased to 325,000. Except as set forth below, shares of common stock issued in connection with the exercise of, or as other payment for an award will be charged against the total number of shares issuable under the Option Plan. If any award granted (for which no material benefits of ownership have been received) terminates, expires or lapses for any reason other than as a result of being exercised, common stock subject to such award will be available for further awards.

     In order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by the Corporation, the Committee will adjust the number of shares subject to each outstanding award, the exercise price and the aggregate number of shares from which grants or awards may be made.

Equity Compensation Plan Information

     The following table sets forth information as of December 31, 2002 with respect to certain compensation plans under which equity securities of the Corporation are authorized for issuance, determined without regard to the increase in the proposed authorized shares under the Option Plan from 174,410 to 325,000.

Number of
securities
remaining available
	Number of		for future issuance
	securities to be		under equity
	issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding
	outstanding	outstanding	securities
	options, warrants	options, warrants	reflected in column
Plan Category	and rights (a)	and rights (b)	(a)) (c)
Equity compensation plans approved by shareholders(1)	165,084	$13.22	9,326
Equity compensation plans not approved by shareholders	-0-	n/a	-0-
Total	165,084	$13.22	9,326

(1)	These shares consist of 174,410 shares that may be issued under the 1999 Stock Option Plan.

Change in Control

     In order to maintain all the participants’ rights in the event of a Change in Control of the Corporation (as that term is defined in the Option Plan), the Committee, as constituted before such Change in Control, may take in its sole discretion any one or more of the following actions either at the time an award is made or any time thereafter: (i) provide for the acceleration of any time periods relating to the exercise or realization of any such award so that such award may be exercised or realized in full on or before a date initially fixed by the Committee; (ii) provide for the purchase or settlement of any such award by the Corporation, upon the participant’s request, for an amount of cash equal to the amount which could have been obtained upon the exercise of such award or realization of such participant’s rights had such award been currently exercisable or payable; (iii) make such adjustment to any such award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iv) cause any such award then outstanding to be assumed, or new rights substituted therefore, by the acquiring or surviving company in such Change in Control. In addition, the Committee may provide in any award any of the foregoing in the event of the occurrence of a Change in Control.

Certain Federal Income Tax Consequences

     ISOs. An optionee will not recognize income on the grant of an ISO, and an optionee generally will not recognize income on the exercise of an ISO, except as described in the following paragraph. Under these circumstances, no deduction will be allowable to the Corporation in connection with either the grant of such Options or the issuance of shares upon exercise thereof.

     However, if the exercise of an ISO occurs more than three months after the optionee ceased to be an employee for reasons other than death or disability (or more than one year thereafter if the optionee ceased to be an employee by reason of permanent and total disability), the exercise will not be treated as the exercise of an ISO, and the optionee will be taxed in the same manner as on the exercise of a NQSO, as described below. For the Option to qualify as an ISO upon the optionee’s death, the optionee must have been employed at the Corporation for at least three months before his or her death.

     To the extent the aggregate fair market value (determined at the time the Options are granted) of shares subject to an ISO that becomes exercisable for the first time by an optionee in any calendar year exceeds $100,000, the Options will be treated as Options which are not ISOs, and the optionee will be taxed upon exercise of those excess Options in the same manner as on the exercise of a NQSO, as described below.

     Gain or loss from the sale or exchange of shares acquired upon exercise of an ISO generally will be treated as capital gain or loss. If, however, shares acquired pursuant to the exercise of an ISO are disposed of within two years after the Option was granted or within one year after the shares were transferred pursuant to the exercise of the Option, the optionee generally will recognize ordinary income at the time of the disposition equal to the excess over the exercise price of the lesser of the amount realized or the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time such shares became either transferable or not subject to a substantial risk of forfeiture). If, however, such disposition is not a sale or exchange with respect to which a loss (if sustained) would be recognized, the ordinary income is the excess of the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time they became either transferable or not subject to substantial risk of forfeiture) over the exercise price. Gain recognized on the disposition in excess at the ordinary income resulting therefrom will be capital gain and any loss recognized on the disposition normally will be capital loss. If an optionee recognizes ordinary income as a result of the disposition as described in this paragraph, the Corporation will normally be entitled to a deduction in the amount of ordinary income so recognized by the optionee.

     The exercise of an ISO may result in a tax to the optionee under the alternative minimum tax because as a general rule the excess of the fair market value of stock received on the exercise of an ISO over the exercise price is defined as an item of “tax preference” for purposes of determining alternative minimum taxable income.

     Non-qualified Stock Options. A participant will not recognize income on the grant of a NQSO, but generally will recognize income upon the exercise of a NQSO. The amount of income recognized upon the exercise of a NQSO will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided that the shares issued are either transferable or not subject to a substantial risk of forfeiture.

     If shares received on the exercise of a NQSO are nontransferable and subject to a substantial risk of forfeiture then, unless the optionee elects to recognize income at the time of receipt of such shares, the optionee will not recognize ordinary income until the shares become either transferable or are not subject to a substantial risk of forfeiture. For these purposes, shares will be treated as nontransferable and subject to a substantial risk of forfeiture for as long as the sale of the shares at a profit could subject the optionee to suit under Section 16(b) of the Exchange Act (if and when the Corporation becomes a reporting Corporation under the Exchange Act). In the circumstances described in this paragraph, the amount of income recognized is measured with respect to the fair market value of the shares at the time the income is recognized.

     In the case of ordinary income recognized by an optionee as described above in connection with the exercise of a NQSO, the Corporation will be entitled to a deduction in the amount of ordinary income so recognized by the optionee.

     Use of Shares to Exercise Options. Special rules govern the tax treatment of the use of shares to pay the exercise price of an ISO or NQSO.

     General. The rules governing the tax treatment of awards that may be granted under the Option Plan are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances.

     Finally, the tax consequences under applicable state laws may not be the same as under the federal income tax laws.

Accounting Treatment

     Under current accounting principles, neither the grant nor the exercise of a stock option with an exercise price equal to or greater than the fair market value of the common stock at the date of grant would require a charge against earnings.

     Certain proposals currently under consideration may change the accounting treatment of such options and may require a charge or charges against earnings to be recorded for some or all of the options granted under the Option Plan.

Effective Date

     If approved by the shareholders, the increased authorized shares and the increase in the annual limit on number of shares for which options may be awarded to any one person in any one calendar year under the Option Plan will be treated as effective as of the date of approval.

Vote Required

     The affirmative vote of a majority of the common stock cast at the Annual Meeting, assuming a quorum is present, is required to ratify and approve the Option Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL 2.

OTHER BUSINESS

     As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

Robert Shoemaker Executive Vice President and Secretary

A copy of the Corporation’s Annual Report on Form 10-KSB (including exhibits) as filed with the Securities and Exchange Commission for the year ended December 31, 2002, will be furnished without charge to shareholders upon written request directed to the Corporation’s Secretary as set forth on the first page of this Proxy Statement.

REVOCABLE PROXY

ACCESS NATIONAL CORPORATION
2003 Annual Meeting on May 22, 2003 or Any Adjournment Thereof

This Revocable Proxy is solicited on behalf of the Board of Directors.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of all director nominees in Item 1 and FOR approval of the amendment to and increase of shares authorized under the 1999 Stock Option Plan in Item 2. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted in the discretion of the proxy agents.

     The undersigned shareholder of Access National Corporation (the Corporation) hereby appoints Robert C. Shoemaker and John W. Edgemond jointly and severally as proxies, with full power to act alone, and with full power of substitution to represent the undersigned, and to vote all shares of the Corporation standing in the name of the undersigned as of April 1, 2003, at the Annual Meeting of Shareholders to be held Thursday, May 22, 2003, at 4:00 p.m. at the Washington Dulles Hilton, 13869 Park Center Road, Herndon, Virginia, or any adjournment thereof, on each of the following matters:

1.	To elect two (2) Class I directors to serve until the 2006 Annual Meeting of Shareholders and until their successors are elected and qualified, as instructed below.

Class I Nominees:
Michael W. Clarke
James L. Jadlos

[ ] FOR	[ ] WITHHOLD	[ ] FOR ALL EXCEPT

(Instruction: To withhold authority to vote for any individual nominee, mark “For All Except” and line through or otherwise strike out that nominee’s name above.)

2.	To approve the amendment of and increase of shares authorized under the 1999 Stock Option Plan to 325,000.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

The undersigned acknowledges receipt from the Corporation prior to the execution of this Revocable Proxy of a Notice of Meeting and of a Proxy Statement dated May 2, 2003.

NOTE:	When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person

Name (please print)	Signature	Date

Name (please print)	Signature	Date